Exhibit 99.1

News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA ANNOUNCES
SPECIAL SHAREHOLDER MEETING DATE

        INDIANAPOLIS, November 2, 2007 — First Indiana has announced that it will hold a special shareholder meeting on Wednesday, December 19, 2007 to consider and vote upon the merger agreement between Marshall & Ilsley Corporation and First Indiana dated July 8, 2007. Shareholders of record as of October 17, 2007 are eligible to vote at the meeting. The exact time and location of the meeting are in the proxy materials for the meeting, which will be filed with the Securities and Exchange Commission on November 5, 2007 and mailed to shareholders of record beginning on November 5, 2007. The merger is anticipated to close in early January 2008.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

        The statements in this news release about the special shareholder meeting and the completion of the merger are forward-looking statements and are not guarantees that such events will occur at the times stated or at all. They are based on management’s current expectations and are subject to a number of risks and uncertainties that may cause such events to be delayed or not to occur. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from management’s expectations as a result of the failure of the conditions to closing of the merger to be satisfied or other risks and uncertainties such as those described in First Indiana’s Annual Report on Form 10-K for the year ended December 31, 2006 and in subsequent filings by First Indiana with the United States Securities and Exchange Commission. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on First Indiana’s web site at http://www.FirstIndiana.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

        Shareholders are advised to read the proxy statement because it contains important information regarding the proposed merger. Shareholders will be able to obtain a free-of-charge copy of the proxy statement after it is filed and any other relevant documents from the SEC’s

First Indiana Announces Special Shareholder Meeting Date
November 2, 2007

website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement after it is filed by directing a request by mail or telephone to First Indiana Corporation, 135 N. Pennsylvania, Indianapolis, IN 46204, Attention: Bill Brunner, Chief Financial Officer, Telephone: (317) 269-1614, or from First Indiana’s website, www.firstindiana.com. First Indiana and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of First Indiana in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in First Indiana’s proxy statement.